FOR IMMEDIATE RELEASE:

Media Contact:
Mark Delcorps, Overstock.com, Inc.
+1 (801) 947-3564
pr@overstock.com

Investor Contact:
Mark Harden, Overstock.com, Inc.
+1 (801) 947-5409
ir@overstock.com

Overstock.com Reports Q3 2016 Results
Revenue of $442 million (13% growth) and net loss of $3.1 million

SALT LAKE CITY - Nov. 3, 2016 - Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for the quarter ended Sep. 30, 2016.

Key Q3 2016 metrics (comparison to Q3 2015):

•	Revenue: $441.6M vs. $391.2M (13% increase);

•	Gross profit: $79.7M vs. $72.5M (10% increase);

•	Gross margin: 18.1% vs. 18.5% (47 basis point decrease);

•	Sales and marketing expense: $34.7M vs. $30.1M (15% increase);

•	Contribution (non-GAAP measure): $49.2M vs. $43.9M (12% increase);

•	G&A/Technology expense: $50.1M vs. $45.8M (9% increase);

•	Pre-tax loss: ($3.9M) vs. ($2.6M) ($1.3M increase);

◦	Pre-tax loss - OSTK retail: ($0.9M)

◦	Pre-tax loss - Medici: ($3.0M)

•	Benefit for income taxes: ($543,000) vs. ($15,000) ($528,000 increase);

•	Net loss*: ($3.1M) vs. ($2.1M) ($1.0M increase); and

•	Diluted EPS: ($0.12)/share vs. ($0.08)/share ($0.04/share decrease).

•	Q3 2016 results include pre-tax charges of $3.9M related to impairment of an international minority investment we hold and bad debt expense for accounts receivable owed to us from this entity.

*Net loss refers to Net loss attributable to stockholders of Overstock.com, Inc.

"The retail business is re-accelerating and is fundamentally sound," said Overstock founder and CEO Patrick M. Byrne. "It had a pre-tax loss of ($0.9) million in Q3, which included $3.9 million of impairment and bad debt expense related to an international minority investment. Our Medici business cost us $3.0 million pre-tax this quarter, but that was well worth it as we achieve real progress in our blockchain and fintech initiatives that others have yet to demonstrate."

We will hold a conference call and webcast to discuss its Q3 2016 financial results Thursday, Nov. 3, 2016, at 4:30 p.m. ET.

Webcast information

To access the live webcast and presentation slides, go to http://investors.overstock.com. To listen to the conference call via telephone, dial (877) 673-5346 and enter conference ID 99487945 when prompted. Participants outside the U.S. or Canada who do not have Internet access should dial +1 (724) 498-4326 then enter the conference ID provided above.

A replay of the conference call will be available at http://investors.overstock.com starting two hours after the live call has ended. An audio replay of the webcast will be available via telephone starting at 7:30 p.m. ET on Thursday, Nov. 3, 2016, through 6:30 p.m. ET on Thursday, Nov. 17, 2016. To listen to the recorded webcast by phone, dial (855) 859-2056 then enter the conference ID provided above. Outside the U.S. or Canada dial +1 (404) 537-3406 and enter the conference ID provided above.

Please email all questions in advance of the call to ir@overstock.com.

Key financial and operating metrics:

Investors should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Total net revenue - Total net revenue for Q3 2016 and 2015 was $441.6 million and $391.2 million, respectively, a 13% increase. The growth in revenue was primarily due to a 10% increase in orders, coupled with a 5% increase in average order size. These increases were partially offset by increased promotional activities, including coupons, site sales, and Club O Rewards (which we recognize as a reduction of revenue) due to our driving a higher proportion of our sales using such promotions. Our average order size has increased in recent years due primarily to a sales mix shift into home and garden products. We are uncertain how long this trend will continue.

Gross profit - Gross profit for Q3 2016 and 2015 was $79.7 million and $72.5 million, respectively, a 10% increase, representing 18.1% and 18.5% gross margin for those respective periods. The increase in gross profit was primarily due to revenue growth. The decrease in gross margin was primarily due to increased promotional activities, partially offset by a continued shift in sales mix into higher margin home and garden products.

Sales and marketing expenses - Sales and marketing expenses totaled $34.7 million and $30.1 million for Q3 2016 and 2015, respectively, a 15% increase, and representing 7.9% and 7.7% of total net revenue for those respective periods. The increase in sales and marketing expenses as a percent of revenue was primarily due to increased spending in the sponsored search marketing channels and increased staff related costs, partially offset by lower television marketing spend.

Contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) - Contribution for Q3 2016 and 2015 was $49.2 million and $43.9 million, respectively, a 12% increase, representing 11.1% and 11.2% of total net revenue for those respective periods.

Contribution (a non-GAAP financial measure - which we reconcile to "Gross Profit" in our consolidated statement of operations) consists of gross profit less sales and marketing expense plus Club O Rewards and gift card breakage and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. We believe contribution and contribution margin provide management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses, while reflecting the selling costs we incurred to generate our revenues. We recently changed this calculation to also include Club O Rewards and gift card breakage (included in Other income, net in our consolidated statement of operations). This change has been applied to all periods presented. Including these amounts in our contribution improves this measure by adding back the reductions in revenue that we recognized for Club O Rewards that have subsequently expired and for gift cards whose redemption is remote. Other income, net for Q3 2016 and 2015 was $1.3 million and $764,000, respectively, and included Club O Rewards and gift card breakage. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or all non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income and net income. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Our calculation of contribution and contribution margin is set forth below (in thousands):

	Three months ended September 30,
	2016		2015
Total net revenue	$441,564	100%	$391,211	100%
Cost of goods sold	361,848	81.9%	318,760	81.5%
Gross profit	79,716	18.1%	72,451	18.5%
Less: Sales and marketing expense	34,707	7.9%	30,062	7.7%
Plus: Club O Rewards and gift card breakage (included in Other income, net)	4,162	0.9%	1,537	0.4%
Contribution and contribution margin	$49,171	11.1%	$43,926	11.2%

Technology expenses - Technology expenses totaled $26.7 million and $25.1 million for Q3 2016 and 2015, respectively, a 7% increase, and representing 6.1% and 6.4% of total revenue for those respective periods. The increase was primarily due to an increase in depreciation and amortization of $1.6 million.

General and administrative ("G&A") expenses - G&A expenses totaled $23.3 million and $20.7 million for Q3 2016 and 2015, respectively, a 13% increase, and representing 5.3% of total revenue for each of those respective periods. The increase was primarily due to an increase of $3.4 million in staff related costs and $1.1 million in bad debt expense for accounts receivable due from a marketplace in which we also have a minority investment. These increases were partially offset by a $2.2 million decrease in legal fees.

In Q1 2016, we entered into a settlement agreement in our prime broker litigation which concluded the litigation in its entirety and we recognized settlement proceeds of $19.5 million. Related costs associated with the litigation and settlement of approximately $1.0 million were included in G&A expenses during Q1 2016.

We continue to seek opportunities for growth, through our Medici blockchain and fintech technology initiatives and other means. As a result of these initiatives, we may continue to incur additional expenses. We may also make investments in, or acquisitions of, other technologies and businesses. These expenses, acquisitions or investments may be material, and, coupled with the seasonality of our business, may lead to reduced income or to losses in some periods, and to reduced liquidity.

Other income, net - Other income, net totaled $1.3 million and $764,000 for Q3 2016 and 2015, respectively. The increase is primarily due to increased Club O Rewards breakage of $2.6 million due to growth in the Club O Rewards program, including our Club O Silver program, and a decrease in unrealized losses on our precious metals of $610,000 (none incurred in Q3 2016). These increases were partially offset by an impairment charge of $2.9 million related to a company in which we hold a minority investment that has historically been recorded at cost.

During Q3 2016, we substantially completed the construction of our new corporate headquarters in Salt Lake City, Utah. We estimate that the total project will cost approximately $99.2 million and as of

September 30, 2016 we have incurred approximately $95.1 million in costs toward the project. We began to occupy the building in August 2016.

Net cash provided by operating activities - Net cash provided by operating activities was $75.5 million and $44.9 million for the twelve months ended September 30, 2016 and 2015, respectively. The $30.5 million increase is primarily due to increased net income (including the legal settlement received in Q1 2016) and an increase in accounts payable.

Free cash flow (a non-GAAP financial measure) - Free cash flow totaled ($37,000) and ($7.3) million for the twelve months ended Sep. 30, 2016 and 2015, respectively. The $7.2 million increase was due to a $30.5 million increase in operating cash flow, partially offset by a $23.3 million increase in capital expenditures including costs related to the development of our recently completed new corporate headquarters.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by (used in) operating activities,” is cash flow from operations, reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. Also, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for mandatory debt service and financing obligations, changes in our capital structure, and future investments, after we have paid our operating expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Nine months ended September 30,		Twelve months ended September 30,
	2016	2015	2016	2015
Net cash provided by (used in) operating activities	$(15,439)	$(36,400)	$75,477	$44,930
Expenditures for fixed assets, including internal-use software and website development	(59,382)	(43,381)	(75,514)	(52,183)
Free cash flow	$(74,821)	$(79,781)	$(37)	$(7,253)
Cash and working capital - We had cash and cash equivalents of $124.5 million and $170.3 million and working capital of ($12.5) million and ($10.3) million at September 30, 2016 and December 31, 2015, respectively.

About Overstock.com
Overstock.com, Inc. (NASDAQ:OSTK) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, rugs, bedding, electronics, clothing, and jewelry. Additional stores within Overstock include Worldstock.com, dedicated to selling artisan-crafted products to help developing nations around the world and Main Street Revolution, supporting small-scale entrepreneurs in the U.S. by providing them with a national customer base. Other community-focused initiatives include Farmers Market and pet adoptions. Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock sells internationally under the name O.co and regularly posts information about the company and other related matters under Investor Relations on its website (http://www.overstock.com and http://www.o.co).

O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock and OVillage are registered trademarks of Overstock.com, Inc. O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

# # #

This press release and the November 3, 2016 conference call and webcast to discuss our financial results may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including forecasts of trends. These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including the amount and timing of our capital expenditures, the mix of products we sell, the results of legal proceedings and claims and the amounts we spend relating to them, the extent to which we owe income taxes, competition, fluctuations in operating results, any inability to raise capital if needed on acceptable terms, our efforts to expand both domestically and internationally, risks of inventory management and seasonality. Other risks and uncertainties include, among others, risks related to new products and services we may offer, and difficulties with our infrastructure, our fulfillment partners or our payment processors, including cyber-attacks or data breaches affecting us or any of them. More information about factors that could potentially affect our financial results is included in our Form 10-Q for the quarter ended June 30, 2016 which was filed with the Securities and Exchange Commission on August 4, 2016. These and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates and other forward-looking statements.

Overstock.com, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$124,471	$170,262
Restricted cash	430	430
Accounts receivable, net	21,045	16,128
Inventories, net	15,717	20,042
Prepaid inventories, net	1,537	1,311
Deferred tax assets, net	14,740	26,305
Prepaids and other current assets	17,475	13,890
Total current assets	195,415	248,368
Fixed assets, net	136,594	93,696
Precious metals	9,722	9,722
Deferred tax assets, net	43,486	37,891
Intangible assets, net	11,688	14,656
Goodwill	14,698	15,387
Other long-term assets, net	12,673	8,669
Total assets	$424,276	$428,389
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$84,912	$122,705
Accrued liabilities	77,957	83,387
Deferred revenue	41,257	50,944
Finance obligations, current	2,241	1,059
Other current liabilities, net	1,577	581
Total current liabilities	207,944	258,676
Long-term debt, net	39,502	8,843
Finance obligations, non-current	8,074	4,535
Other long-term liabilities	9,164	6,974
Total liabilities	264,684	279,028
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares - 5,000
Issued and outstanding shares - none	—	—
Common stock, $0.0001 par value
Authorized shares - 100,000
Issued shares - 27,846 and 27,634
Outstanding shares - 25,383 and 25,234	3	3
Additional paid-in capital	374,152	370,047
Accumulated deficit	(156,993)	(166,420)
Accumulated other comprehensive loss	(3,054)	(1,430)
Treasury stock:
Shares at cost - 2,463 and 2,400	(52,484)	(51,747)
Equity attributable to stockholders of Overstock.com, Inc.	161,624	150,453
Equity attributable to noncontrolling interests	(2,032)	(1,092)
Total equity	159,592	149,361
Total liabilities and stockholders’ equity	$424,276	$428,389

Overstock.com, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenue, net
Direct	$24,620	$33,621	$75,901	$104,184
Partner and other	416,944	357,590	1,197,880	1,073,384
Total net revenue	441,564	391,211	1,273,781	1,177,568
Cost of goods sold
Direct	23,955	31,989	72,459	95,751
Partner and other	337,893	286,771	967,977	860,272
Total cost of goods sold	361,848	318,760	1,040,436	956,023
Gross profit	79,716	72,451	233,345	221,545
Operating expenses:
Sales and marketing	34,707	30,062	99,516	86,121
Technology	26,739	25,084	78,249	72,230
General and administrative	23,317	20,676	67,843	60,639
Litigation settlement	—	—	(19,520)	—
Total operating expenses	84,763	75,822	226,088	218,990
Operating income (loss)	(5,047)	(3,371)	7,257	2,555
Interest income	73	37	228	118
Interest expense	(212)	(62)	(219)	(74)
Other income, net	1,251	764	9,399	2,532
Income (loss) before income taxes	(3,935)	(2,632)	16,665	5,131
Provision (benefit) for income taxes	(543)	(15)	8,178	3,774
Net Income (Loss)	$(3,392)	$(2,617)	$8,487	$1,357
Less: Net loss attributable to noncontrolling interests	(294)	(546)	(940)	(979)
Net income (loss) attributable to stockholders of Overstock.com, Inc.	$(3,098)	$(2,071)	$9,427	$2,336
Net income (loss) per common share—basic:
Net income (loss) attributable to common shares—basic	$(0.12)	$(0.08)	$0.37	$0.10
Weighted average common shares outstanding—basic	25,356	24,681	25,326	24,402
Net income (loss) per common share—diluted:
Net income (loss) attributable to common shares—diluted	$(0.12)	$(0.08)	$0.37	$0.10
Weighted average common shares outstanding—diluted	25,356	24,681	25,388	24,513

Overstock.com, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine months ended September 30,		Twelve months ended September 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Consolidated net income	$8,487	$1,357	$8,350	$2,662
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of fixed assets	19,710	17,384	26,729	22,522
Amortization of intangible assets	3,193	443	3,444	563
Stock-based compensation to employees and directors	4,105	2,577	5,054	3,663
Deferred income taxes	6,688	3,470	4,701	4,302
Amortization of debt issuance costs	—	21	—	21
Loss on investment in precious metals	—	662	521	1,179
Loss on investment in cryptocurrency	—	147	5	147
Impairment of cost method investment	2,850	—	2,850	—
Ineffective portion of loss on cash flow hedge	—	124	—	124
Early termination costs of short-term loan	—	—	850	—
Other	207	9	207	(38)
Changes in operating assets and liabilities, net of acquisitions:
Restricted cash	—	—	—	1,000
Accounts receivable, net	(2,909)	2,662	(2,108)	(1,360)
Inventories, net	4,325	3,002	7,489	2,077
Prepaid inventories, net	(226)	1,936	(259)	445
Prepaids and other current assets	(3,456)	(3,782)	(1,012)	(1,753)
Other long-term assets, net	(356)	380	(670)	413
Accounts payable	(40,247)	(47,313)	17,548	1,851
Accrued liabilities	(8,678)	(17,751)	4,920	1,020
Deferred revenue	(9,687)	(3,298)	(3,896)	4,502
Other long-term liabilities	555	1,570	754	1,590
Net cash (used in) provided by operating activities	(15,439)	(36,400)	75,477	44,930
Cash flows from investing activities:
Purchases of marketable securities	—	—	—	—
Sales of marketable securities	—	—	—	—
Purchases of intangible assets	—	—	—	—
Investment in precious metals	—	—	—	(2,496)
Investment in cryptocurrency	—	—	—	96
Equity method investment	—	(152)	—	(402)
Disbursement of note receivable	(3,050)	(5,000)	(3,050)	(5,000)
Cost method investments	(4,000)	(7,000)	(4,000)	(7,000)
Acquisitions of businesses, net of cash acquired	1,220	(10,573)	1,192	(10,573)
Expenditures for fixed assets, including internal-use software and website development	(59,382)	(43,381)	(75,514)	(52,183)
Proceeds from sale of fixed assets	46	(133)	14	(175)
Net cash used in investing activities	(65,166)	(66,239)	(81,358)	(77,733)
Cash flows from financing activities:
Payments on capital lease obligations	—	(362)	—	(362)
Paydown on direct financing arrangement	(54)	(229)	(134)	(302)
Payments on finance obligations	(1,354)	—	(1,458)	—
Payments on interest swap	(563)	—	(620)	—
Proceeds from finance obligations	6,075	—	11,773	—
Proceeds from short-term debt	—	5,500	—	5,500
Payments on short-term debt	—	—	(750)	—
Proceeds from long-term debt	31,447	—	40,935	—
Change in restricted cash	—	75	75	75
Proceeds from exercise of stock options	—	270	—	439
Purchase of treasury stock	(737)	(2,367)	(737)	(2,367)
Payment of debt issuance costs	—	(621)	—	(1,652)
Net cash provided by financing activities	34,814	2,266	49,084	1,331
Net (decrease) increase in cash and cash equivalents	(45,791)	(100,373)	43,203	(31,472)
Cash and cash equivalents, beginning of period	170,262	181,641	81,268	112,740
Cash and cash equivalents, end of period	$124,471	$81,268	$124,471	$81,268